Exhibit 99.1

For Immediate Release

www.EnergySolutions.com

EnergySolutions Announces Third Quarter 2008 Results

Revenues of $419 million

EBITDA of $36.2 million

Net Income before the Non-Cash Impact of Amortization of Intangible Assets

of $15.6 million, or $0.18 per share

Salt Lake City, UT — November 11, 2008 — EnergySolutions, Inc. (NYSE:ES) (“EnergySolutions” or the “Company”), a leading provider of specialized, technology-based nuclear services to government and commercial customers, today announced financial results for the Company’s third quarter ended September 30, 2008.

Third Quarter 2008 Results

Revenues for the quarter ended September 30, 2008 were $419 million, compared to $389 million for the same quarter of 2007. Gross profit for the quarter ended September 30, 2008 was $56.0 million, compared to gross profit of $56.1 million for the quarter ended September 30, 2007. Selling, general and administrative expenses for the quarter ended September 30, 2008 were $30.8 million, compared to $29.1 million for the third quarter of 2007.  Included in these expenses for the third quarter of 2008 was $1.3 million related to the Company’s secondary offering in July on behalf of its former controlling shareholder.

The Company generated cash flows from operations of $35.2 million during the quarter ended September 30, 2008.  Repayments of $30 million of long-term debt during the first and second quarters of 2008, together with repayments of debt from the proceeds of its initial public offering in November 2007, and lower interest rates have contributed to the reduction of the Company’s interest expense, which was $9.2 million in the third quarter of 2008, compared to $21.1 million in the third quarter of 2007.

Net income for the quarter ended September 30, 2008 was $10.9 million, or $0.12 per diluted share, compared to $0.2 million for the same quarter of 2007. EBITDA for the quarter ended September 30, 2008 was $36.2 million, compared with $38.3 million for the third quarter of 2007. Net income before the non-cash impact of amortization of intangible assets for the quarter ended September 30, 2008 was $15.6 million, or $0.18 per diluted share.

“We are very pleased that our underlying business has continued to execute well through the third quarter.  We have started work on several new projects in this quarter including the Hanford Tank Farm contract with the Department of Energy.  We have completed all regulatory requirements necessary for the license transfer of our first license stewardship project at Zion, Illinois.  We are now waiting for NRC approval of the license transfer, which is expected in the next several months; however, as previously announced, we will not close on this contract until the overall decommissioning fund recovers from the recent market downturn.  In addition, we are working with various utility companies to find alternative funding arrangements to dispose of large components at our facility in Clive, Utah,” said R Steve Creamer, the Company’s Chief Executive Officer.  “In summary, our core business remains strong in spite of the effects of the current turmoil in the financial markets.  Our capital structure is sound, our debt levels are manageable and we have over $100 million of cash and undrawn lending commitments from our banks.  Our solid financial position is supported by operations that are among the best and safest in our industry.”

Business Segments — Third Quarter 2008

The results of the Company’s four business segments, on a GAAP basis, are presented in Table 5 in the accompanying financial tables.

Federal Services revenues for the third quarter of 2008 were $84.3 million, up from revenues of $39.2 million for the third quarter of 2007. Segment income from operations for the third quarter of 2008 was $10.9 million, unchanged from the same quarter of 2007. Operating margin was 12.9% for the third quarter of 2008, compared to 27.9% for the same quarter of 2007. During the fourth quarter 2007 and the first quarter 2008, the Company, at the request of its customer, the Department of Energy, assumed voting control over two joint ventures. As a result, these joint ventures were consolidated this year, adding approximately $36.1 million to revenues in the third quarter of 2008 at a significantly lower operating margin. Revenues also increased, in part, because of increased revenues of $9.6 million from the cleanup of the Atlas Mill tailings near Moab, Utah. These increases were partially offset by decreased revenues from work we performed at the Savannah River site.  Lower operating margins were the result of increased revenues from the lower margin joint venture projects and decreased revenues from the higher margin work performed at the Savannah River site.

Commercial Services revenues for the third quarter of 2008 were $19.2 million, compared to $33.6 million for the third quarter of 2007. The decline in revenues was primarily due to a decrease in revenues from utility services and engineering and technology projects due to the completion of several contracts.    Income from operations for the third quarter of 2008 was $4.7 million, compared to $5.8 million for the third quarter of 2007. The operating margin for the third quarter of 2008 was 24.4%, up from 17.1% for the third quarter of 2007.  The increase in operating margin was primarily due to decreased revenues of lower margin projects and lower costs incurred for business development.

Logistics, Processing and Disposal revenues for the third quarter of 2008 were $66.2 million, up from $64.0 million for the third quarter of 2007. The increase in revenues was primarily due to revenues from the Company’s Monserco operations acquired in December 2007, and increased revenues from its subsidiary, Manufacturing Sciences Corporation, as a result of increased volumes of waste storage containers shipped during the quarter.  These increases were partially offset by lower volumes and revenues from the Company’s disposal facilities in Bear Creek, TN, Clive, UT and Barnwell SC.  Income from operations for the third quarter of 2008 was $25.0 million, compared to $22.7 million for the third quarter of 2007. The operating margin for the third quarter of 2008 was 37.8%, up from 35.4% in the same quarter of 2007.  The increase in operating margin was primarily due to lower costs at the Company’s Clive facilities, attributable primarily to decreased equipment maintenance, demurrage costs and labor expenses related to lower volumes of materials processed at that site.

International revenues for the third quarter of 2008 were $249.8 million, compared to $252.1 million for the third quarter of 2007.  Revenues increased $16.3 million primarily due to the acceleration of decommissioning projects in our RSMC operations; however, this increase was offset by a decrease in revenues of $18.6 million due to the decline in foreign exchange rates of the pound sterling. Segment income from operations for the third quarter of 2008 was $3.3 million, compared to $5.1 million in the third quarter of 2007, while operating margin for the third quarter of 2008 was 1.3%, compared to 2.0% for the same quarter of 2007.  The lower operating margin was primarily due to increased bid and proposal expenses in connection with the Company’s business development activities.

Outlook for 2008

“In these unprecedented times for the financial markets, utilities around the country are finding the level of funds that they have accumulated for  the eventual clean up and decommissioning of their reactor sites have diminished to a significant extent.  This is causing what we expect to be a temporary slowdown in the completion and approval of  license stewardship and large component opportunities,” said Mr. Creamer.  “While this is unfortunate, we believe it will be temporary.  We believe that the highest degree of expertise applied to the disposal of nuclear waste is still the standard to which utilities and regulators around the world aspire and regard as best practice.”

EnergySolutions will continue to work with the NRC and its nuclear utility customers to seek appropriate exemptions, pursue NRC rulemaking changes and assist in developing alternative funding solutions for both the disposal of large components and the establishment of license stewardship programs.

Under these assumptions, the Company’s outlook contains no revenues from license stewardship contracts in 2008 or 2009, and a small number of large component contracts in 2009.

The Company reaffirms the outlook for full year 2008, and the preliminary outlook for 2009 provided in October.  That outlook estimates net income for 2008 in the range of $0.50 to $0.60 per share, based on 88.3 million fully diluted shares outstanding. Net income before the non-cash impact of the amortization of intangibles is estimated to be in the range of $0.70 to $0.80 per share. Amortization expense of intangible assets is expected to be $28 million, or $18 million net of related income tax expense. The company estimates EBITDA for 2008 to be in the range of $165 million to $180 million. Estimates for net income before the non-cash impact of the amortization of intangible assets and for EBITDA exclude the costs of approximately $1.8 million from the secondary offering in July 2008 and any special charges that may arise during the remainder of 2008. The Company anticipates that the financial performance for fiscal 2009 will be similar to 2008, again assuming no special charges.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including economic conditions generally. Additional information on potential factors that could affect the Company’s results and other risks and uncertainties are set forth in EnergySolutions, Inc. filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended June 30, 2008.  The Company does not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call

The Company will conduct a conference call at 10:00 a.m. EST on Wednesday, November 12, 2008, to discuss financial results for the third quarter ended September 30, 2008.

Hosting the call will be R Steve Creamer, Chairman and Chief Executive Officer, and Philip Strawbridge, Chief Financial Officer.

To participate in the event by telephone, please dial (866) 356-4123 five to 10 minutes prior to the start time (to allow time for registration) and reference the conference passcode 51337796. International callers should dial (617) 597-5393 and use the same passcode.

A replay of the call will be available on Wednesday, November 12, 2008, at 12:00 p.m. EST through Wednesday, November 19, 2008, at 12:00 pm EST. To access the replay, dial (888) 286-8010 and enter passcode 53583509. International callers should dial (617) 801-6888 and enter the same passcode.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s Web site at www.energysolutions.com by clicking on the “investor relations” tab at the top of the home page. To listen to the live call, please visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay of the event will be archived on EnergySolutions’ Web site for 90 days.

About EnergySolutions

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

Contact:

For more information, please contact:
John Rasmussen
(801) 303-1681
E-mail Contact

-FINANCIAL TABLES FOLLOW-

Table 1

ENERGYSOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues	$419,453	$388,895	$1,381,551	$664,753
Cost of revenues	363,462	332,758	1,191,466	532,127

Gross profit	55,991	56,137	190,085	132,626

Selling, general and administrative expenses	30,779	29,092	89,290	80,432

Income from operations	25,212	27,045	100,795	52,194

Interest expense	(9,204)	(21,074)	(32,043)	(51,785)
Other income (expenses), net	(72)	(1,961)	(1,891)	(1,403)

Income (loss) before minority interests and income taxes	15,936	4,010	66,861	(994)

Minority interests	(207)	—	(907)	—
Income tax (expense) benefit	(4,827)	(3,786)	(23,164)	(3,134)

Net income (loss)	$10,902	$224	$42,790	$(4,128)

Net income per share:
Basic	$0.12		$0.48
Diluted	$0.12		$0.48

Number of shares used in per share calculations:
Basic	88,303,500		88,303,500
Diluted	88,312,311		88,310,791

Table 2

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$59,900	$36,366
Accounts receivable, net of allowance for doubtful accounts	241,182	366,083
Other current assets	141,817	103,233
Total current assets	442,899	505,682

Property, plant & equipment, net	102,571	110,688
Goodwill	526,532	526,040
Other intangible assets,net	363,714	383,812
Other noncurrent assets	142,363	98,728

Total assets	$1,578,079	$1,624,950

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$11,329	$1,557
Accounts payable	91,283	155,663
Accrued expenses and other current liabilities	204,701	233,588
Other current liabilities	41,810	45,135
Total current liabilities	349,123	435,943

Long-term debt, less current portion	565,427	605,410
Other noncurrent liabilities	209,280	178,206

Total liabilities	1,123,830	1,219,559

Minority interests	852	68
Commitments and contingencies

Stockholders’ equity	453,397	405,323

Total liabilities and stockholders’ equity	$1,578,079	$1,624,950

Table 3

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	For the Nine Months Ended September 30,
	2008	2007

Cash Provided by Operating Activities	$81,630	$112,838

Investing Activities
Purchases of businesses, net of cash acquired	—	(196,400)
Purchases of property, plant and equipment	(9,731)	(5,642)
Other items	(318)	—
Cash Used in Investing Activities	(10,049)	(202,042)

Financing Activities
Net borrowings (repayments) of long-term debt	(30,210)	116,000
Dividends/distributions to shareholders	(6,623)	(8,918)
Other items	(9,649)	(10,620)
Cash Provided by (Used in) Financing Activities	(46,482)	96,462

Effect of Exchange Rate on Cash	(1,565)	(787)

Increase in Cash and Cash Equivalents	$23,534	$6,471

Amortization of Intangible Assets	$21,308	$17,120
Depreciation	$13,380	$14,512

Table 4

ENERGYSOLUTIONS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND NET INCOME (LOSS)

BEFORE THE IMPACT OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$10,902	$224	$42,790	$(4,128)
Interest expense	9,204	21,074	32,043	51,785
Interest rate swap loss (gain)	10	524	2,223	486
Income tax expense (benefit)	4,827	3,786	23,164	3,134
Depreciation expense	4,323	5,411	13,380	14,512
Amortization of intangible assets	6,930	7,294	21,308	17,120
EBITDA	$36,196	$38,313	$134,908	$82,909

Reconciliation of net income (loss) to net income (loss) before the impact of amortization of intangible assets:
Net income (loss)	$10,902	$224	$42,790	$(4,128)
Amortization of intangible assets	6,930	7,294	21,308	17,120
Income tax expense related to amortization of intangible assets	(2,235)	(2,633)	(7,484)	(6,181)
Net income (loss) before the impact of amortization of intangible assets	$15,597	$4,885	$56,614	$6,811

Net income before the impact of amortization of intangible assets per share:
Basic	$0.18		$0.64
Diluted	$0.18		$0.64

Number of shares used in per share calculations:
Basic	88,303,500		88,303,500
Diluted	88,312,311		88,310,791

The Company defines EBITDA as earnings before interest expense, income taxes, depreciation and amortization. The Company uses EBITDA to facilitate a comparison of its operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting its business than GAAP measures alone. EBITDA assists management in comparing its operating performance on a consistent basis because it removes the impact of its capital structure (primarily interest charges), asset base (primarily depreciation and amortization) and items outside the control of its management team (taxes) from its results of operations. EBITDA should not be considered as a substitute for net income or income from operations, as determined in accordance with GAAP. EBITDA is not defined by GAAP, and you should not consider it in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

The Company defines net income before the impact of amortization of intangible assets as net income plus amortization expense of intangible assets, net of the related income tax expense of these items. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share are not computed in accordance with GAAP. These non-GAAP measures may be useful to investors seeking to compare the operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share should not be considered as a substitute for net income or net income per share, as determined in accordance with GAAP. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share are not defined by GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

Table 5

ENERGYSOLUTIONS, INC.

REPORTING SEGMENT INFORMATION (UNAUDITED)

(Dollars in thousands)

	For the Quarter Ended September 30,				For the Nine Months Ended September 30,
	2008		2007		2008		2007
Revenues
Federal Services	$84,346		$39,162		$202,057		$111,254
Commercial Services	19,175		33,569		75,995		97,516
LP&D	66,159		64,036		183,318		187,182
International	249,773		252,128		920,181		268,801
Total Revenues	$419,453		$388,895		$1,381,551		$664,753

Gross Profit and Margin
Federal Services	$13,269	15.7%	$14,264	36.4%	$30,491	15.1%	$33,614	30.2%
Commercial Services	6,512	34.0%	8,925	26.6%	26,077	34.3%	19,690	20.2%
LP&D	27,675	41.8%	24,587	38.4%	71,937	39.2%	69,984	37.4%
International Operations	8,535	3.4%	8,361	3.3%	61,580	6.7%	9,338	3.5%
Total Gross Profit	$55,991	13.3%	$56,137	14.4%	$190,085	13.8%	$132,626	20.0%

Income from Operations and Margin
Federal Services	$10,851	12.9%	$10,916	27.9%	$23,469	11.6%	$24,701	22.2%
Commercial Services	4,688	24.4%	5,754	17.1%	20,562	27.1%	11,378	11.7%
LP&D	25,033	37.8%	22,661	35.4%	64,022	34.9%	63,721	34.0%
International	3,330	1.3%	5,083	2.0%	47,258	5.1%	3,124	1.2%
Total Income from Operations before corporate unallocated items	43,902	10.5%	44,414	11.4%	155,311	11.2%	102,924	15.5%
Corporate unallocated items	(18,690)		(17,369)		(54,516)		(50,730)
Total Income from Operations	$25,212		$27,045		$100,795		$52,194